EXHIBIT (8)(i)(1)
AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT (SELIGMAN)

AMENDMENT NO. 2
TO THE
FUND PARTICIPATION AGREEMENT
     THIS AMENDMENT is made as of this 5th day of October, 2001, to the Fund Participation Agreement dated April 3, 2000 (the “Agreement”), as amended, among Seligman Portfolios, Inc., (the “Fund”), Seligman Advisors, Inc. (the “Distributor”), and Merrill Lynch Life Insurance Company (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the “Account”).
     In consideration of the mutual covenants contained herein, the parties hereto agree to add another separate account to Schedule A and pursuant to § 8.10 of the Agreement, amend Schedule A as attached hereto.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.

Seligman Portfolios, Inc.

By:	/s/ Brian T. Zino
	Name:	Brian T. Zino
	Title:	President

Seligman Advisors, Inc.

By:	/s/ Stephen J. Hodgdon
	Name:	Stephen J. Hodgdon
	Title:	President

Merrill Lynch Life Insurance Company

By:	/s/ Barry G. Skolnick
	Name:	Barry G. Skolnick
	Title:	Senior Vice President & General Counsel

as of October, 2001
Schedule A
Separate Accounts and Associated Contracts

Names of Separate Account and	Contracts Funded
Date Established by Board of Directors	By Separate Account
Merrill Lynch Life Variable Annuity	Merrill Lynch Retirement PowerSM,
Separate Account A — 8/6/91	a flexible premium variable annuity

Merrill Lynch Retirement Optimizer SM,
a flexible premium variable annuity

Merrill Lynch Variable Life	Merrill Lynch Legacy PowerSM,
Separate Account — 11/16/90	a modified single premium variable life

A-1